UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 7, 2010 (Date of earliest event reported)

NATIONAL INVESTMENT MANAGERS INC.
(Exact name of registrant as specified in its charter)

Florida	333-160488	59-2091510
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Metro Place South, Suite 275 Dublin, Ohio 43017
(Address of principal executive offices)

Registrant’s telephone number, including area code: (614) 923-8822

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Form 8-K

Item 1.01        Entry into a Material Definitive Agreement

On December 7, 2010, National Investment Managers Inc. (the “Company”) entered into voting agreements with holders of its Common Stock that, together with other voting agreements previously entered into with holders of its Preferred and Common Stock (collectively “Voting Agreements”), would be sufficient to assure all required shareholder approvals of the sale (the “Sale”) of the Company to an entity to be formed by Stonehenge Partners, Inc. (“Stonehenge”) on the terms contemplated by a previously reported non-binding letter of intent (the “LOI”).  Further information regarding the LOI is contained in the press release filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on November 15, 2010.

As reported in the Company's Current Report on Form 8-K filed on December 1, 2010, the Company had previously entered into voting agreements covering sufficient shares to attain the required approval of the Sale by each of the Company's five Series of Preferred Stock.

Approval of the Sale would also require the approval of a majority of the votes attributable to the Company's outstanding Preferred and Common Stock, voting as a single class (with each Preferred share having the number of votes corresponding to the number of shares of Common Stock into which it may be converted).  As of December 7, 2010, Voting Agreements had been signed by the holders of Preferred and Common Stock having  59% of the total number of votes that could be cast in a vote of the Preferred and Common Stock as a single class.

For information regarding the terms of the Voting Agreements, reference is made to the Company's Current Report on Form 8-K filed on December 1, 2010 and the exhibits thereto.

Completion of the Sale is subject to a number of conditions, including negotiation and execution of a mutually satisfactory definitive acquisition agreement, completion of financing arrangements and due diligence by Stonehenge and requisite approvals from the Company's senior and subordinated senior lenders and shareholders. There is no assurance that the Sale will be completed on the announced terms, or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Investment Managers Inc.

Date: December 9, 2010	By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: Chief Executive Officer